MAINSTAY FUNDS TRUST

AMENDMENT TO THE SUBADVISORY AGREEMENT

This Amendment to the Subadvisory Agreement, is made as of the 28th day of February 2014, between New York Life Investment Management LLC, (the “Manager”) and Institutional Capital LLC, (the Subadvisor”).

WHEREAS, the Manager and the Subadvisor are parties to a Subadvisory Agreement, dated February 26, 2010, as amended (the “Subadvisory Agreement”); and

WHEREAS, the parties hereby wish to amend the Subadvisory Agreement to reflect to reflect revisions to the subadvisory fee for MainStay ICAP Select Equity Fund, MainStay ICAP Equity Fund, MainStay ICAP Global Fund, and MainStay ICAP International Fund.

NOW, THEREFORE, the parties agree as follows:

(i)	Schedule A is hereby amended by deleting it in its entirety and replacing it with the Schedule attached hereto.

[The Remainder Of This Page Has Been Left Blank Intentionally.]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers and attested effective as of the date first written above.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

Attest:	/s/ Kevin M. Bopp	By:	/s/ Stephen P. Fisher
Name:	Kevin M. Bopp	Name:	Stephen P. Fisher
Title:	Director & Associate	Title:	Senior Managing Director and
	General Counsel		Co-President

INSTITUTIONAL CAPITAL LLC

Attest:	/s/ Brian E. Franc	By:	/s/ Jerry K. Senser
Name:	Brian E. Franc	Name:	Jerry K. Senser
Title:	Executive Vice President and	Title:	Chief Executive Officer and
	Chief Compliance Officer		Chief Investment Officer

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SCHEDULE A

(Effective as of February 28, 2014)

As compensation for services provided by the Subadvisor the Manager will pay the Subadvisor and Subadvisor agrees to accept as full compensation for all services rendered hereunder, an annual subadvisory fee equal to the following:

FUND	ANNUAL RATE

MainStay ICAP Equity Fund	0.40% up to $5 billion; and
0.3875% from $5 billion to $7.5 billion; and
0.375% in excess of $7.5 billion

MainStay ICAP Select Equity Fund	0.40% up to $5 billion; and
0.3875% from $5 billion to $7.5 billion; and
0.375% in excess of $7.5 billion

MainStay ICAP International Fund	0.40% up to $5 billion; and
0.3875% from $5 billion to $7.5 billion; and
0.375% in excess of $7.5 billion

MainStay ICAP Global Fund	0.40% up to $5 billion; and
0.3875% from $5 billion to $7.5 billion; and
0.375% in excess of $7.5 billion

The portion of the fee based upon the average daily net assets of the respective Fund shall be accrued daily at the rate of l/(number of days in calendar year) of the annual rate applied to the daily net assets of the Fund.

Payment will be made to the Subadvisor on a monthly basis.